As filed with the Securities and Exchange Commission on April 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHECKERS DRIVE-IN RESTAURANTS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	58-1654960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4300 West Cypress Street

Suite 600

Tampa, Florida 33607

(813) 283-7000

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

BRIAN R. DOSTER

Vice President, Corporate Counsel and Secretary

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600, Tampa, FL 33607 (813) 283-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

JOHN N. GIORDANO, ESQ.

Bush, Ross, Gardner, Warren & Rudy, P.A.

220 South Franklin Street, Tampa, Florida 33602 (813) 224-9255

Approximate date of commencement of proposed sale to public:    As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Filing Fee (2)

Common Stock, $0.01 par value	977,998 shares	$11.00	$10,757,978	$1,363.04

(1)	Estimated pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average high and low sale price of the registrant’s common stock on the National Market System of the NASDAQ Stock Market on April 22, 2004.
(2)	Calculated pursuant to Rule 457(o) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 23, 2004

Checkers Drive-In Restaurants, Inc.

977,998 Shares of

Common Stock

*Securities Registered - The 977,998 shares of our common stock included in this prospectus may be offered by the stockholder named under the heading “Selling Stockholder” on page 7.

*Use of Proceeds - We will not receive any proceeds from the sale of shares by the selling stockholder.

*Expenses of Registration - All expenses of the registration of the common stock covered by this prospectus will be paid by GIANT GROUP, LTD.

*Market and Symbol of Securities - Our common stock trades on the National Market System of the NASDAQ Stock Market under the symbol “CHKR.”

*Offering Price of Securities - The selling stockholder may offer shares in one or more public or private transactions on or off the National Market System of the NASDAQ Stock Market at prevailing market prices or at privately negotiated prices. The selling stockholder may make sales directly to purchasers or through agents, dealers or underwriters. The closing sale price of our common stock on April 22, 2004 on the National Market System of the NASDAQ Stock Market was $11.099 per share.

*Time Period of Offering - The selling stockholder may sell the common stock until all shares registered hereunder are sold.

Our principal executive offices are located at 4300 West Cypress Street, Suite 600, Tampa, Florida 33607 and our telephone number is (813)283-7000.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2004.

You should rely only on the information or representations incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You may obtain copies of the registration statement, or any document which we have filed as an exhibit to the registration statement or to any other SEC filing, either from the SEC or from the secretary of the company as described below. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the dates printed on the front of each such document regardless of the time of delivery of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, as well as the other information included in this prospectus, before you decide to purchase our common stock. Furthermore, you should also note that there may be additional risks and uncertainties not presently known to us, or that we currently deem immaterial, which may also impair our business, results of operations and financial condition.

We may experience operating losses if we cannot sustain our current sales volume.

In fiscal 2002 and prior to fiscal 2000, we had net losses for the previous four years. While we had net income of $2.3, $4.3, and $15.8 million for fiscal 2000, 2001, and 2003, respectively, we cannot assure you that we will not have a loss for the current fiscal year which will end on January 3, 2005. Our prior years’ losses were primarily caused by impairment charges related to lower restaurant sales at certain restaurants during those periods, and those losses may occur again if we are unable to sustain our current level of sales.

Our available cash is limited by our debt service obligations.

At December 29, 2003, we had outstanding long term debt and capital lease obligations of approximately $28.0 million, pursuant to which we are required to make principal, interest and lease payments. During fiscal 2003, we paid $2.6 million in interest on our long term debt. Our debt service and capital lease obligations limit our available cash flow.

Our debt and lease agreements contain financial covenants.

We are subject to certain restrictive financial and non-financial covenants under certain or our debt and lease agreements, including EBITDA and a Fixed Charge Coverage ratio. Though we were in compliance with all financial and non-financial covenants at December 29, 2003, if we are unable to make the required interest payments or to comply with the provisions of our debt covenants, our creditors may accelerate the due date of our debt and foreclose upon the operating assets we used to secure these obligations. Any such actions would adversely affect our operations and strain our cash flow.

We may incur substantial liability arising from lawsuits to which we are a party.

We are parties to the litigation described in Item 8. Note 12(d) “Commitments and Contingencies – Litigation”, contained in the audited financial statements filed in connection with our 2003 Form 10-K which is incorporated herein by reference. Although we cannot determine at this time the outcome of the lawsuits to which we are a party, if the result in one or more of the cases is adverse to us, the potential liability could be material. In addition, we believe that the costs of defending these actions could be significant. The litigation matters include disputes with our franchisees and include claims of fraud and violations of state franchise laws, and a securities class action.

There are many risks associated with the food services industry.

The food service industry is affected by changes in consumer tastes, national, regional, and local economic conditions, demographic trends, traffic patterns and the type, number, and location of competing restaurants. Food service chains can also be adversely affected by publicity resulting from food quality, illness, injury or other health concerns (including food-borne illness claims) stemming from one store or a limited number of stores. Claims relating to foreign objects or food-borne illness are common in the food services industry and a number of such claims may exist at any given time. Dependence on frequent deliveries of produce and supplies also subjects food service businesses such as ours to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality, and cost of ingredients. In addition, material changes in, or our failure to comply with, applicable federal, state, and local government regulations, and factors such as inflation, increased food, labor, and employee benefits costs, regional weather conditions and the availability of an adequate number of experienced managers and hourly employees may also adversely affect the food service industry in general and our results of operations and financial condition in particular.

The quick-service restaurant industry is intensely competitive and our operating results may be adversely affected by our need to adjust our operations to meet this competition.

There is intense competition in the quick-service restaurant industry which has adversely affected us. We expect to continue to experience intense competition, especially from the major chains, which have substantially greater financial resources and longer operating histories then us, and dominate the quick-service restaurant industry. We compete primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of our competitors could have a material adverse impact on our sales, earnings and growth. In order to compete with each other, all of the major quick-service chains have increasingly offered selected food items and combination meals at discounted prices. We anticipate that the major quick-service hamburger chains will continue to offer promotions of value priced, many specifically targeting the $.99 price point at which we sell many of our products. As a result, we cannot rely on low prices to give us a competitive advantage.

Our growth strategy is dependent upon franchisees.

As of December 29, 2003, approximately 222 of our restaurants were operated by us, and approximately 562 were operated by franchisees. Our growth strategy will continue to be heavily dependent upon the opening of new stores owned by franchisees, and the manner in which they operate and develop their restaurants to promote and develop our concepts and our reputation for quality food and speed of service. The opening and success of stores is dependent on a number of factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to hire and train qualified personnel, the financial and other capabilities of our franchisees and area developers, and general economic and business conditions. Many of these factors are beyond our control or the control of our franchisees and area developers.

We may be harmed by actions taken by our franchisees that are outside of our control.

Franchisees are generally independent operators and are not our employees. We provide training and support to franchisees, but the quality of franchised store operations may be diminished by any number of factors beyond our control. Consequently, area developers and individual franchisees may not successfully operate stores in a manner consistent with our standards and requirements, or may not hire and train qualified managers and other store personnel. If they do not, our image and reputation may suffer, and systemwide sales could decline.

The ability to attract and retain highly qualified personnel is extremely important and our failure to do so could adversely affect us.

We are heavily dependent upon the services of our officers and key management involved in restaurant operations, marketing, finance, purchasing, expansion, human resources and administration. The loss of any of these individuals could have a material adverse effect on our business and results of operations. Other than our Chief Executive Officer and Vice-President of Operations, we currently do not have employment agreements with any of our employees. Our success is also dependent upon our franchisee’s ability to attract and maintain a sufficient number of qualified managers and other restaurant employees. Qualified individuals needed to fill these positions are in short supply in some geographic areas. The inability to recruit and retain such individuals may result in higher employee turnover in existing restaurants, which could have a material adverse effect on our business and results of operations.

Our resources may be strained by implementing our business strategy.

Our growth strategy may place a strain on our management, financial and other resources. To manage our growth effectively, we must maintain the level of quality and service at our existing and future restaurants. We must also continue to enhance our operations, financial and management systems and locate, hire, train and retain experienced and dedicated operating personnel, particularly restaurant managers. We may not be able to effectively manage any one or more of these aspects of our expansion. Failure to do so could have a material adverse effect on our business and results of operations.

If we are not able to anticipate and react to our food and labor costs, our profitability could be adversely affected.

Our stores’ operating costs consist principally of food and labor costs. Our profitability is dependent in part on our ability to anticipate and react to changes in food and labor costs. Various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We may not be able to anticipate and react to changing food costs, whether through purchasing practices, menu composition or menu price adjustment in the future. In the event that food or labor price increases cause us to increase our menu prices, we face the risk that our customers will choose our competitors if their prices are lower. Failure to react to changing food costs, or retaining customers if we are forced to raise menu prices, could have a material adverse effect on our business and results of operations.

Our ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by franchise laws and regulations, which could cause our franchise revenues to decline and adversely affect our growth strategy.

As a franchisor, we are subject to regulation by both the Federal Trade Commission and state laws regulating the offer and sale of franchises. Our failure to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues. If we are unable to sell new franchises, we will not be able to accomplish our growth strategy. In addition, state laws that regulate substantive aspects of our relationships with franchisees may limit our ability to terminate or otherwise resolve conflicts with our franchisees. Because we plan to grow primarily through franchising, any impairment of our ability to develop new franchised stores will negatively affect us and our growth strategy more than if we planned to develop additional company stores.

Our quarterly results may fluctuate and could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.

Our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. For this reason, you should not rely upon our quarterly operating results as indications of future performance. In some future periods, our operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of our common stock to fall. Factors such as seasonality and unanticipated increases in labor, food, insurance or other operating costs may cause our quarterly results to fluctuate.

You should not rely on our comparable store sales as an indication of our future results of operations because they may fluctuate significantly.

A number of factors have historically affected, and will continue to affect, our comparable store sales results. Such factors include unusually strong sales performance by new stores (operated at least one year), competition, regional and national economic conditions, consumer trends, and our ability to execute our business strategy effectively. Significant fluctuations could result in lower than planned sales, adversely impacting our profitability goals and straining cash flow.

Future sales of shares of our common stock could decrease its market price.

As of February 23, 2004, we had 12,049,356 shares of our common stock outstanding and grants of options and warrants outstanding to purchase 2,242,555 shares of our common stock. Possible or actual sales of any of these shares under Rule 144 or otherwise, may in the future decrease the price of shares of our common stock.

Our largest stockholder still have a significant influence on matters to put a vote.

The percentage interest held by our largest shareholders may have significant influence on elections of directors and other matters put to a vote of stockholders. Ownership percentages of such large shareholders can be found under the heading “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” in the Company’s most recent Proxy Statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus constitute “forward-looking statements” which we believe are within the meaning of the Securities Act of 1933, as amended. Also, when we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Some of the risks that should be considered include:

(i)	The fact that we compete with numerous well established competitors who have substantially greater financial resources and longer operating histories than us, which enables them to engage in heavy and sustained discounting as well as substantial advertising and promotion. While this competition is already intense, if it increases, it could have an even greater adverse impact on revenues and profitability of company owned and franchise restaurants.

(ii)	The fact that we anticipate the need to continue the improvement in same restaurant sales if we are to achieve improved profitability. Sales increases will depend, among other things, on the success of our advertising and promotion efforts and the success of other operating and training initiatives, all of which are speculative.

We may also be negatively impacted by other factors common to the restaurant industry such as changes in consumer eating habits; consumer perceptions of food safety; consumer acceptance of new products; consumer purchase frequency; increases in the costs of food; paper, labor, health care, workers’ compensation or energy; an inadequate number of available hourly paid employees; and/or decreases in the availability of affordable capital resources; development and operating costs. Other factors which may negatively impact the Company include, among others, adverse publicity; general economic and business conditions including the threat of terrorism and war which may cause disruptions to the economy and create uncertainties which may affect our business; availability, locations, and terms of sites for restaurant development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; the results of financing efforts; business abilities and judgment of personnel; availability of qualified personnel; changes in, or failure to comply with, government regulations; continued NASDAQ listing; weather conditions; construction schedules, results of existing and future litigation and other factors referenced in this Prospectus.

USE OF PROCEEDS

The shares of common stock being offered are solely for the account of the selling stockholder. We will not receive any proceeds from the sale of the common stock.

SELLING STOCKHOLDER

The following table provides information regarding the shares of our common stock beneficially owned by GIANT GROUP, LTD. as of April     , 2004, the number of shares which may be sold by it, and the number of shares which will be beneficially owned by it after the contemplated sale.

Name of selling stockholder	Number of shares beneficially owned prior to offering	Number of shares which may be offered	Beneficial ownership after offering	Percentage ownership after offering
GIANT GROUP, LTD.[1]	977,998	977,998	0	0%

(1)	Burt Sugarman, Terry Christensen and David Gotterer, directors of the Company, are also directors of GIANT GROUP, LTD. Mr. Sugarman is also Chief Executive Officer of GIANT GROUP, LTD. The law firm of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP, of which Mr. Christensen is a named partner, has performed legal services for the registrant in 2003 and 2002 relating to the defense of certain litigation and other matters.

PLAN OF DISTRIBUTION

We are registering 977,998 shares of common stock on behalf of the selling stockholder. We have agreed to maintain the effectiveness of this registration statement until such time as all of the shares have been sold. The selling stockholder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at negotiated prices or at fixed prices and may pay a finder’s fee in connection with any such sale. The selling stockholder may offer their shares in any manner permitted by law, including to or through underwriters, brokers, dealers or agents and directly to one or more purchasers as well as one or more of the following types of transactions:

•	on the National Market System of the NASDAQ Stock Market;

•	through the facilities of any national securities exchange or U.S. automated inter-dealer quotation system of a registered national securities association on which any of the shares of common stock are then listed, admitted to unlisted trading privileges or included for quotation; and

•	through negotiated transactions, block transactions, special offerings, exchange distributions and/or secondary distributions, in settlement of short sales of common stock; or

•	through a combination of such methods of sale.

The selling stockholder also may sell all or a portion of the shares covered by this prospectus in open market transactions in reliance on Rule 144 under the Securities Act, provided that the selling stockholder meet the criteria and conforms to the requirements of such rule.

The selling stockholder may from time to time pledge the common stock owned by them to secure margin or other loans made to the selling stockholder. Thus, the person or entity receiving the pledge of any of the shares of common stock may sell them, in a foreclosure sale or otherwise, in the same manner as described above for the selling stockholder.

We have not been advised of any selling arrangement at the date of this prospectus between the selling stockholder and any broker-dealer or agent. We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Brokers and dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. The selling stockholder and any dealer acting in connection with the offering or any broker executing a sell order on behalf of the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by a selling stockholder and any commissions or discounts received by any the broker or dealer may be deemed to be underwriting compensation under the Securities Act. In addition, the broker or dealer may be required to deliver a copy of this prospectus to any person who purchases any of the shares from or though the broker or dealer. In the event the selling stockholder engage an underwriter in connection with the sale of the shares, to the extent required, a prospectus supplement will be distributed, which will set forth the number of shares being offered and the terms of the offering, including the name of the underwriter, any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the law firm of Bush Ross Gardner Warren & Rudy, P.A.

EXPERTS

The audited consolidated financial statements incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 29, 2003, as amended, have been audited by KPMG LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The audit report covering the December 29, 2003 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from the SEC’s web site at: http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this prospectus. Information we file with the SEC after the date of this document will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

(1) Our Annual Report on Form 10-K for the year ended December 29, 2003, as amended; and

(2) The description of capital stock contained in Item 1 of our Registration Statement on Form 8-A, filed with the SEC on May 12, 1997.

We have also filed a Registration Statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our common stock and us. The registration statement can be found in the SEC’s public reference room or on the SEC’s website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling Brian R. Doster, Vice President, Corporate Counsel, and Secretary of the Company, at:

Checkers Drive-In Restaurants, Inc.

4300 West Cypress Street

Suite 600

Tampa, Florida 33607

(813) 283-7000

You can find additional information by visiting our website at: http://www.Checkers.com.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered hereby are as follows:

	Amount
SEC Registration Fee	$1,363.04	*
Printing Expenses	200.00	*
Legal Fees and Expenses	5,000.00	*
Transfer Agent and Registrar Fees	200.00	*
Accounting Fees and Expenses	10,000.00	*
Miscellaneous Expenses	500.00	*

TOTAL	$17,263.04	*

*	estimates

Item 15. Indemnification of Officers and Directors.

Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

Checkers By-Laws provide that Checkers shall indemnify certain persons, including officers, directors, employees and agents, to the fullest extent permitted by the General Corporation Law of the State of Delaware. Checkers has also entered into an indemnification agreement with its directors and certain executive officers. The company’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 16. Exhibits.

See Exhibit Index attached hereto on page 14 and incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes, that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising out of the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement on Form S-3 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on April 23, 2004.

CHECKERS DRIVE-IN RESTAURANTS, INC.

/s/ Keith E. Sirois
Keith E. Sirois President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith E. Sirois and Brian R. Doster their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and any additional registration statements pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Keith E. Sirois Keith E. Sirois	President, Chief Executive Officer and Director	April 23, 2004

/s/ Peter C. O’Hara Peter C. O’Hara	Chairman of the Board and Director	April 23, 2004

/s/ S. Patric Plumley S. Patrick Plumley	Treasurer and Chief Financial Officer	April 23, 2004

/s/ Terry Christensen Terry Christensen	Director	April 23, 2004

/s/ Burt Sugarman Burt Sugarman	Director	April 23, 2004

/s/ Willie D. Davis Willie D. Davis	Director	April 23, 2004

/s/ David Gotterer David Gotterer	Director	April 23, 2004

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Bush, Ross Gardner, Warren & Rudy, P.A.(filed herewith)

23.1	Consent of Bush, Ross, Gardner, Warren & Rudy, P.A. (set forth as part of Exhibit 5).

23.2	Consent of KPMG (filed herewith)

24	Power of attorney (found in Part II on Page 12).